Exhibit 10.1

SHARE EXCHANGE AGREEMENT

This Share Exchange Agreement (the “Agreement”) is made and entered into as of July 31, 2015 by Progressive Water Treatment, Inc., a Texas corporation, which has a mailing address at P.O. Box 774, McKinney, TX, 75070 (“PWT” or “Seller”), Marc Stevens (“Stevens” or “PWT Shareholder”), and OriginClear, Inc., a Nevada corporation (“Buyer” or “Company”) with respect to the following facts. Each of Seller, the PWT Shareholder and Buyer are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

R E C I T A LS

A. The PWT Shareholder owns 100% of the common stock of PWT (the “Shares”).

B.	PWT is engaged in the business of providing water treatment services and solutions (the “Business”).

C.	The Board of Directors of PWT and the board of directors of the Company have determined that an acquisition of PWT by the Buyer is advisable, fair to and in the best interests of their respective companies and stockholders; and

D.	The Parties hereto intend that the reorganization contemplated by this Agreement shall constitute a tax-free reorganization pursuant to Section 368(a)(1) of the Internal Revenue Code;

NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged by the Parties to this Agreement, and in light of the above recitals to this Agreement, the Parties to this Agreement hereby agree as follows:

1. The Merger.

Upon Closing as described in Section 4 below, and subject to the terms and conditions of this Agreement, the PWT Shareholder shall sell, assign, transfer and deliver the Shares to the Buyer, and the Buyer hereby agrees to purchase and accept from the PWT Shareholder the Shares.

1.1              The Closing. The Closing shall take place in accordance with Section 4 below.

1.2           Consideration. The aggregate consideration to be paid by the Buyer to the PWT Shareholder in exchange for his Shares (the “Consideration”) shall be One Million Five Hundred Thousand Dollars ($1,500,000.00) paid in the form of ten thousand (10,000) shares of the Company’s Series B Convertible Preferred Stock (the “Series B Preferred Stock”), with a stated value of one hundred fifty dollars ($150.00) per share (the “Stated Value”), which shall have the rights, preferences and privileges as set forth in a Certificate of Designation, in the form attached hereto as Exhibit B, to be filed with the Nevada Secretary of State prior to the Effective Time. The Stated Value of each share of Series B Preferred Stock is convertible, at a conversion price of three cents ($0.03) per share, into Common Stock of the Buyer. With respect to the public resale of the Common Stock, the PWT Shareholder shall at all times be subject to the restrictions, conditions and requirements applicable to an affiliate of the Buyer, as described in Rule 144 of the Securities Act of 1933, as amended, even if the PWT Shareholder or its assignees and successors are no longer affiliates of the Buyer.

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1.3              Certificate of Incorporation and By-laws; Officers and Directors.

Upon Closing, the Buyer shall own all of the issued and outstanding equity of the Seller and the Seller shall be a wholly-owned subsidiary of the Buyer.

2. Covenant to Remain Employees of PWT.

As an inducement to Buyer to enter into and to perform its obligations under this Agreement, Marc Stevens, the PWT Shareholder covenants to enter into employment agreements with Buyer in substantially the form attached here as Exhibit C (the “Employment Agreement”). In the event that Marc Stevens, the PWT Shareholder, (i) voluntarily resigns as an employee of PWT without Good Reason, as defined in his Employment Agreement; (ii) terminates his employment with PWT due to death, disability rendering the PWT Shareholder unable to work, or (iii) is involuntarily terminated as an employee of PWT for Cause, as defined his employment agreement with PWT, in each case prior to the three (3) year anniversary of the Closing, then Buyer will have the sole right, exercisable at any time within one (1) year after such termination, to either (i) redeem such shares of Series B Preferred Stock in cash at a price equal to the liquidation preference then in effect for such shares, or (ii) modify the Conversion Schedule, as defined in the preferred stock Certificate of Designation, from three (3) years to five (5) years; provided, that in the event of any such conversion of the Series B Preferred Stock, all Common Stock issued pursuant to such a conversion will be subject to a two (2) year lock-up whereby PWT Shareholder will not be able to transfer, hypothecate, assign or sell any of those shares for two (2) years after receipt of them. In any event, PWT Shareholder will, with respect to the resale by any of them of any of the shares of Buyer’s Common Stock issued to them at any time pursuant to any conversion of any portion of their Series B Preferred Stock, be subject to the restrictions, conditions and requirements applicable to an affiliate of Buyer under Rule 144 of the Securities Act of 1933, as amended, even if the PWT Shareholder is no longer an affiliate of Buyer.

3. Other Covenants.

3.1 Covenant Not to Compete. As a material inducement for Buyer to enter into this Agreement, the PWT Shareholder agrees that for a period of three years following the Closing (the “Non-Competition Period”), he covenants and agrees that he shall not, directly or indirectly own, manage, operate, participate in, produce, represent, distribute and/or otherwise act on behalf of any person, firm, corporation, partnership or other entity which involves water treatment services and solutions (the “Competitive Business”) anywhere within the United States (collectively, the “Territory”); or hire any employee or former employee of Buyer or PWT to perform services in or involving the Competitive Business, unless the individual hired shall have departed Buyer's or PWT’s employment at least twelve (12) months prior to the hiring. The PWT Shareholder further covenant and agree that during the Non-Competition Period, he will not directly or indirectly solicit or agree to service for their benefit or the benefit of any third-party, any of Buyer’s customers. Notwithstanding the foregoing, nothing in this Section 3.1 shall prohibit the PWT Shareholder from owning, managing, operating, participating in the operation of, or advising, consulting or being employed by any entity that is not involved in the Competitive Business. The PWT Shareholder acknowledges and agrees that Buyer will expend substantial time, talent, effort and money in marketing, promoting, managing, selling and otherwise exploiting the businesses Buyer operates, in part by virtue of Buyer’s acquisition of PWT pursuant to this Agreement, that PWT Shareholder is the sole shareholder of PWT, that he is receiving a substantial benefit from the transactions contemplated hereunder and that the benefit received by Buyer and the PWT Shareholder in agreeing to be bound by this Section 3.1 are a material part of the consideration for the transactions contemplated by this Agreement. The Parties recognize that this Section 3.1 contains conditions, covenants, and time limitations that are reasonably required for the protection of the business of the Buyer. If any limitation, covenant or condition shall be deemed to be unreasonable and unenforceable by a court or arbitrator of competent jurisdiction, then this Section 3.1 shall thereupon be deemed to be amended to provide for modification of such limitation, covenant and/or condition to such extent as the court or arbitrator shall find to be reasonable and such modification shall not affect the remainder of this Agreement. The PWT Shareholder acknowledges that, in the event the PWT Shareholder breaches this Agreement, money damages will not be adequate to compensate Buyer for the loss occasioned by such breach. The PWT Shareholder therefore consents, in the event of such a breach, to the granting of injunctive or other equitable relief against the PWT Shareholder by any court of competent jurisdiction. If, however, during the Non-Competition Period, the Buyer materially breaches the Employment Agreement between the Buyer and the PWT Shareholder, and such breach is not cured within 10 Business Days, the Non-Competition Period shall be terminated.

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3.2 Cooperation on Tax Matters. The Parties acknowledge and agree that they intend for the transactions set forth in this Agreement to be treated as a tax-free reorganization under IRC §368(a)(1)(A). From and after the date of this Agreement, each party shall cooperate fully, as and to the extent reasonably requested by any other party, in connection with the preparation of tax returns, forms and/or documents necessary to ensure that the transactions set forth in this Agreement are treated as a tax-free reorganization under IRC § 368(a)(1)(A).

4. Closing and Further Acts.

4.1 Time and Place of Closing. Upon satisfaction or waiver of the conditions set forth in this Agreement, the closing of the Transaction (the “Closing”) will take place in Los Angeles, California at 11:00 a.m. (local time) on the date that the Parties may mutually agree in writing, but in no event later than October 31, 2015 (the “Closing Date”), unless extended by mutual written agreement of the Parties. If the Closing shall not have occurred by the close of business on October 31, 2015 (unless extended by the mutual agreement of the Parties), this Agreement shall be terminated and each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination, other than under Section 4.5 of this Agreement. Such termination shall be without liability to the Buyer or the Seller; provided, however, that nothing in this Section 4.1 shall relieve the Buyer of the Seller of any liability for a breach of this Agreement.

4.2 Actions at Closing. At the Closing, the following actions will take place:

(a) Buyer will deliver to the PWT Shareholder a certificate representing 10,000 shares of Buyer’s Series B Preferred Stock.

(b) PWT Shareholder will deliver the Shares either (i) endorsed for transfer to the Buyer or (ii) accompanied by an executed stock power sufficient to transfer such Shares to the Buyer.

(c) PWT will deliver to Buyer copies of necessary resolutions of the Board of Directors of PWT authorizing the execution, delivery, and performance of this Agreement and the other agreements contemplated by this Agreement, which resolutions have been certified by an officer of PWT as being valid and in full force and effect.

(d) Buyer will deliver to PWT copies of corporate resolutions of the Board of Directors of Buyer authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated by this Agreement, which resolutions have been certified by an officer of Buyer as being valid and in full force and effect.

(e) PWT will deliver to the Buyer true and complete copies of PWT’s Articles of Incorporation and a Certificate of Good Standing from the Secretary of State of its state of domicile, which articles and certificate of good standing are dated not more than thirty (30) days prior to the Closing Date.

(f) PWT will appoint two members designated by Buyer to the PWT Board of Directors.

(g) Delivery of any additional documents or instruments as a party may reasonably request or as may be necessary to evidence and effect the transactions contemplated by this Agreement.

4.3 Actions Pre-Closing. Seller and the PWT Shareholder will at all times prior to and after the Closing cooperate fully with Buyer and Buyer’s officers, directors, representatives, accountants and lawyers to enable Buyer to conduct thorough due diligence of PWT and to enable PWT to prepare and have audited all financial statements deemed necessary by Buyer to comply with all of its reporting obligations with the Securities and Exchange Commission, including without limitation the preparation and filing of its Current Reports on Form 8-K within four (4) business days after the Closing, without audited financial statements, and with audited financial statements within seventy-one (71) days after the Closing, subject to the provisions of Section 4.5 of this Agreement.

4.4 Actions Post Closing. The PWT Shareholder will at all times after the Closing cooperate fully with Buyer and Buyer’s officers, directors, representatives, accountants and lawyers to complete the preparation and audit of all financial statements of Buyer and PWT deemed necessary or appropriate by Buyer, and to enable Buyer to comply with all of its reporting obligations with the Securities and Exchange Commission.

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4.5 Costs of Financial Audit of PWT. Buyer will bear the costs of the 2014 and 2013 audit of PWT financial statements, except that PWT will reimburse Buyer for the total cost of the audit (not to exceed $40,000), as invoiced by the auditor, if any of the following events occur: (i) the audit cannot be completed due to the lack of reasonable cooperation from Seller, the PWT Shareholder or PWT’s personnel, or (ii) the audited financials and records of PWT are, in the opinion of the certified auditors, materially and adversely different than those presented to the Buyer prior to the date of this Agreement, or (iii) Seller or the PWT Shareholder refuse to proceed with the Closing and Buyer is ready, willing and able to proceed with the Closing, or Seller or the PWT Shareholder otherwise materially breach this Agreement. With the exception of possible audit fee reimbursement, under no circumstances will either Buyer or Seller or the PWT Shareholder be due any termination expenses in connection with this Agreement.

5. Representations and Warranties of the PWT Shareholder and Seller

Except as set forth on the Disclosure Schedules, attached hereto as Exhibit D, the PWT Shareholder and Seller represent and warrant, jointly and severally, as of the date hereof, to Buyer as follows:

5.1 Power and Authority; Binding Nature of Agreement. The PWT Shareholder and Seller have full power and authority to enter into this Agreement and to perform their obligations hereunder. The execution, delivery, and performance of this Agreement by PWT have been duly authorized by all necessary action on its part. Assuming that this Agreement is a valid and binding obligation of each of the other Parties hereto, this Agreement is a valid and binding obligation of the PWT Shareholder and Seller, except as may be limited by bankruptcy, moratorium, insolvency or other similar laws generally affecting the enforcement of creditors’ rights, and the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies (regardless of whether any such remedy is considered in a proceeding at law or in equity).

5.2 Subsidiaries. There is no corporation, general partnership limited partnership, joint venture, association, trust or other entity or organization that PWT directly or indirectly controls or in which PWT directly or indirectly owns any equity or other interest.

5.3 Good Standing. PWT (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized, (ii) has all necessary power and authority to own its assets and to conduct its business as it is currently being conducted, and (iii) is duly qualified or licensed to do business and is in good standing in every jurisdiction (both domestic and foreign) where such qualification or licensing is required.

5.4 Financial Statements. PWT has delivered to Buyer the following unaudited financial statements prior to the Closing (the “PWT Financial Statements”): (i) the unaudited statement of operations and balance sheet of PWT for the calendar year ended December 31, 2013, (ii) the unaudited statement of operations and balance sheet of PWT for the calendar year ended December 31, 2014, and (iii) the unaudited statement of operations and balance sheet of PWT for the six (6) months ended June 30, 2015. Except as stated therein or in the notes thereto, the PWT Financial Statements: (a) present fairly the financial position of PWT as of the respective dates thereof and the results of operations and changes in financial position of PWT for the respective periods covered thereby; and (b) have been prepared in accordance with PWT’s normal business practices applied on a consistent basis throughout the periods covered. PWT will cooperate with Buyer to prepare the following audited financial statements prior to the Closing (the “PWT Audited Financial Statements”): (i) the audited statement of operations, statement of cash flows and balance sheet of PWT for the calendar year ended December 31, 2014, and the (ii) audited statement of operations, statement of cash flows and balance sheet for the calendar year ended December 31, 2013.

5.5 Capitalization. The PWT Shareholder owns 100% of PWT’s common stock, and there are no preferred stock, options, warrants or other rights to acquire any ownership interest in PWT, except as set forth in this Agreement. The existing common stock was issued to the PWT Shareholder in full compliance with all applicable federal, state and local securities laws and other laws.

5.6 Absence of Changes. Except as otherwise set forth on Schedule 5.6 hereto or otherwise disclosed to and acknowledged by Buyer in writing prior to the Closing, since June 30, 2015:

(a) There has not been any material adverse change in the business, condition, assets, operations or prospects of PWT and no event has occurred that is reasonably likely to have a material adverse effect on the business, condition, assets, operations or prospects of PWT.

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(b) PWT has not repurchased, redeemed or otherwise reacquired any of its common stock or other securities.

(c) PWT has not sold or otherwise issued any of its common stock.

(d) PWT has not amended its articles of incorporation, bylaws, or other charter or organizational documents, nor has it effected or been a party to any merger, recapitalization, reorganization or similar transaction.

(e) PWT has not formed any subsidiary or contributed any funds or other assets to any subsidiary.

(f) PWT has not purchased or otherwise acquired any material assets, nor has it leased any assets from any other person, except in the ordinary course of business consistent with past practice.

(g) PWT has not made any capital expenditure outside the ordinary course of business or inconsistent with past practice.

(h) PWT has not sold or otherwise transferred any material assets to any other person, except in the ordinary course of business consistent with past practice and at a price equal to the fair market value of the assets transferred.

(i) There has not been any material loss, damage or destruction to any of the material properties or Assets of PWT (whether or not covered by insurance).

(j) PWT has not written off as uncollectible any indebtedness or accounts receivable, except for write offs that were made in the ordinary course of business consistent with past practice.

(k) PWT has not leased any assets to any other person except in the ordinary course of business consistent with past practice and at a rental rate equal to the fair rental value of the leased assets.

(l) PWT has not mortgaged, pledged, hypothecated or otherwise encumbered any assets, except in the ordinary course of business consistent with past practice.

(m) PWT has not entered into any contract, or incurred any debt, liability or other obligation (whether absolute, accrued, contingent or otherwise), except for (i) contracts that were entered into in the ordinary course of business consistent with past practice and that have terms of less than six (6) months and do not contemplate payments by or to PWT which will exceed, over the term of the contract, ten thousand dollars ($10,000) in the aggregate, and (ii) current liabilities incurred in the ordinary course of business consistent with the past practice.

(n) PWT has not made any loan or advance to any other person, except for advances that have been made to customers in the ordinary course of business consistent with past practice and that have been properly reflected as “accounts receivables.”

(o) Other than annual raises or bonuses paid or provided consistent with past business practices, PWT has not paid any bonus to, or increased the amount of the salary, fringe benefits or other compensation or remuneration payable to, any of the managers, officers or employees of PWT.

(p) No contract or other instrument to which PWT is or was a party or by which PWT or any of its assets are or were bound has been amended or terminated, except in the ordinary course of business consistent with past practice.

(q) PWT has not discharged any lien or discharged or paid any indebtedness, liability or other obligation, except for current liabilities that (i) are reflected in the PWT Financial Statements as of June 30, 2015 or have been incurred since June 30, 2015 in the ordinary course of business consistent with past practice, and (ii) have been discharged or paid in the ordinary course of business consistent with past practice.

(r) PWT has not forgiven any debt or otherwise released or waived any right or claim, except in the ordinary course of business consistent with past practice.

(s) PWT has not changed its methods of accounting or its accounting practices in any respect.

(t) PWT has not entered into any transaction outside the ordinary course of business or inconsistent with past practice.

(u) PWT has not agreed or committed (orally or in writing) to do any of the things described in clauses (b) through (t) of this Section 5.6.

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5.7 Absence of Undisclosed Liabilities. PWT has no debt, liability or other obligation of any nature (whether due or to become due and whether absolute, accrued, contingent or otherwise) that is not reflected or reserved against in the PWT Financial Statements as of June 30, 2015, except for obligations incurred since June 30, 2015 in the ordinary and usual course of business consistent with past practice.

5.8 PWT Assets.

(a) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in a breach of the terms and conditions of, or result in a loss of rights under, or result in the creation of any lien, charge or encumbrance upon, any of its assets (the “Assets”).

(b) PWT has good and marketable title to the Assets, free and clear of all mortgages, liens, leases, pledges, charges, encumbrances, equities or claims, except as expressly disclosed in writing by PWT to Buyer prior to the Closing Date.

(c) Except as reflected in the PWT Financial Statements, the Assets are not subject to any material liability, absolute or contingent, which has not been disclosed by PWT to and acknowledged by Buyer in writing prior to the Closing Date.

(d) PWT has provided to Buyer in writing an accurate description of all of the assets of PWT or used in the business of PWT.

(e) PWT has provided to Buyer in writing a list of all contracts, agreements, licenses, leases, arrangements, commitments and other undertakings to which PWT is a party or by which it or its property is bound. Except as specified by PWT to and acknowledged by Buyer in writing prior to the Closing Date, all of such contracts, agreements, leases, licenses and commitments are valid, binding and in full force and effect. As soon as practicable after the execution of this Agreement by all Parties, PWT will provide Buyer with copies of all such documents for Buyer’s review.

5.9 Compliance with Laws; Licenses and Permits. PWT is not in violation of, nor has it failed to conduct its business in material compliance with, any applicable federal, state, local or foreign laws, regulations, rules, treaties, rulings, orders, directives or decrees. PWT has delivered to Buyer a complete and accurate list and provided Buyer with the right to inspect true and complete copies of all of the licenses, permits, authorizations and franchises to which PWT is subject and all said licenses, permits, authorizations and franchises are valid and in full force and effect. Said licenses, permits, authorizations and franchises constitute all of the licenses, permits, authorizations and franchises reasonably necessary to permit PWT to conduct its business in the manner in which it is now being conducted, and PWT is not in violation or breach of any of the terms, requirements or conditions of any of said licenses, permits, authorizations or franchises.

5.10 Taxes. Except as disclosed herein, PWT has accurately and completely filed with the appropriate United States state, local and foreign governmental agencies all tax returns and reports required to be filed (subject to permitted extensions applicable to such filings), and has paid or accrued in full all taxes, duties, charges, withholding obligations and other governmental liabilities as well as any interest, penalties, assessments or deficiencies, if any, due to, or claimed to be due by, any governmental authority (including taxes on properties, income, franchises, licenses, sales and payroll). (All such items are collectively referred to herein as “Taxes”). The PWT Financial Statements fully accrue or reserve all current and deferred taxes. PWT is not a party to any pending action or proceeding, nor is any such action or proceeding threatened by any governmental authority for the assessment or collection of Taxes. No liability for taxes has been incurred other than in the ordinary course of business. There are no liens for Taxes except for liens for property taxes not yet delinquent. PWT is not a party to any Tax sharing, Tax allocation, Tax indemnity or statute of limitations extension or waiver agreement and in the past year has not been included on any consolidated combined or unitary return with any entity other than PWT. PWT has duly withheld from each payment made to each person from whom such withholding is required by law the amount of all Taxes or other sums (including but not limited to United States federal income taxes, any applicable state or municipal income tax, disability tax, unemployment insurance contribution and Federal Insurance Contribution Act taxes) required to be withheld therefore and has paid the same to the proper tax authorities prior to the due date thereof. To the extent any Taxes withheld by PWT have not been paid as of the Closing Date because such Taxes were not yet due, such Taxes will be paid to the proper tax authorities in a timely manner. All Tax returns filed by PWT are accurate and comply with and were prepared in accordance with applicable statutes and regulations. The PWT Shareholder and Seller will cause PWT to prepare and file all Tax returns and pay all Taxes required prior to the Closing. Such Tax returns will be subject to review and approval by Buyer, which approval will not be unreasonably withheld.

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5.11 Environmental Compliance Matters. PWT has at all relevant times with respect to the Business or otherwise been in material compliance with all environmental laws, and has received no potentially responsible party notices or similar notices from any governmental agencies or private parties concerning releases or threatened releases of any “hazardous substance” as that term is defined under 42 U.S.C. 960(1) (14).

5.12 Compensation. PWT has provided Buyer with a full and complete list of all officers, directors, employees and consultants of PWT as of the date hereof, specifying their names and job designations, their respective current wages, salaries or other forms of direct compensation, and the basis of such compensation, whether fixed or commission or a combination thereof.

5.13 No Default.

(a) Each of the contracts, agreements or other instruments of PWT and each of the standard Customer Agreements or contracts of PWT is a legal, binding and enforceable obligation by or against PWT, subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium or other similar federal or state laws affecting the rights of creditors and the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies (regardless of whether any such remedy is considered in a proceeding at law or in equity). To the knowledge of Seller, no party with whom PWT has an agreement or contract is in default there under or has breached any terms or provisions thereof which is material to the conduct of PWT’s business.

(b) PWT has performed or is now performing the obligations of, and PWT is not in material default (or would by the elapse of time and/or the giving of notice be in material default) in respect of, any contract, agreement or commitment binding upon it or its assets or properties and material to the conduct of its business. No third party has raised any claim, dispute or controversy with respect to any of the executed contracts of PWT, nor has PWT received notice of warning of alleged nonperformance, delay in delivery or other noncompliance by PWT with respect to its obligations under any of those contracts, nor are there any facts which exist indicating that any of those contracts may be totally or partially terminated or suspended by the other Parties thereto.

5.14 Product Warranties. Except as otherwise disclosed to and acknowledged by Buyer in the form of a written disclosure schedule prior to the Closing and for warranties under applicable law, (a) there are no warranties, express or implied, written or oral, with respect to the products or projects of PWT, (b) there are no pending or threatened claims with respect to any such warranty and (c) PWT has no, and after the Closing Date, will have no, liability with respect to any such warranty, whether known or unknown, absolute, accrued, contingent, or otherwise and whether due or to become due, other than customary returns in the ordinary course of business that are fully reserved against in the PWT Financial Statements. In the event that warranty claims arise after the Closing, the PWT Shareholder shall have the right to settle those claims through PWT, subject only to a cost of labor and materials charge without any mark up.

5.15 Proprietary Rights.

(a) PWT has provided Buyer in writing a complete and accurate list and provided Buyer with the right to inspect true and complete copies of all software, patents and applications for patents, trademarks, trade names, service marks, and copyrights, and applications therefore, owned or used by PWT or in which it has any rights or licenses, except for software used by PWT and generally available on the commercial market. PWT has provided Buyer with a complete and accurate description of all agreements or provided Buyer with the right to inspect true and complete copies of all agreements of PWT with each officer, employee or consultant of PWT providing PWT with title and ownership to patents, patent applications, trade secrets and inventions developed or used by PWT in its business. All of such agreements are valid, enforceable and legally binding, subject to the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies (regardless of whether any such remedy is considered in a proceeding at law or in equity).

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(b) PWT owns or possesses licenses or other rights to use all computer software, software programs, patents, patent applications, trademarks, trademark applications, trade secrets, service marks, trade names, copyrights, inventions, drawings, designs, customer lists, propriety know-how or information, or other rights with respect thereto (collectively referred to as “Proprietary Rights”), used in the business of PWT, and the same are sufficient to conduct PWT’s business as it has been and is now being conducted.

(c) The operations of PWT do not conflict with or infringe, and no one has asserted to PWT that such operations conflict with or infringe on any Proprietary Rights owned, possessed or used by any third party. There are no claims, disputes, actions, proceedings, suits or appeal pending against PWT with respect to any Proprietary Rights, and none has been threatened against PWT. There are no facts or alleged fact which would reasonably serve as a basis for any claim that PWT does not have the right to use, free of any rights or claims of others, all Proprietary Rights in the development, manufacture, use, sale or other disposition of any or all products or services presently being used, furnished or sold in the conduct of the business of PWT as it has been and is now being conducted.

(d) To the knowledge of Seller, no current employee of PWT is in violation of any term of any employment contract, proprietary information and inventions agreement, non-competition agreement, or any other contract or agreement relating to the relationship of any such employee with PWT or any previous employer.

5.16 Insurance. PWT has provided Buyer with complete and accurate copies of all policies of insurance and provided Buyer with the right to inspect true and complete copies of all policies of insurance to which PWT is a party or is a beneficiary or named insured as of the Closing Date. PWT has in full force and effect, with all premiums due thereon paid the policies of insurance set forth therein. There were no claims in excess of $10,000 asserted or currently outstanding under any of the insurance policies of PWT in respect of all motor vehicle, general liability, errors and omissions, workers compensation, and medical claims during the calendar year ending on December 31, 2013 or December 31, 2014.

5.17 Labor Relations. None of the employees of PWT are represented by any union or are parties to any collective bargaining arrangement, and, to the knowledge of Seller, no attempts are being made to organize or unionize any of PWT’s employees. Except as disclosed in writing to Buyer prior to the Closing, to the knowledge of Seller, there is not presently pending or existing, and there is not presently threatened, any material (a) strike, slowdown, picketing, work stoppage or employee grievance process, or (b) action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) against or affecting PWT relating to the alleged violation of any legal requirement pertaining to labor relations or employment matters. PWT is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages and hours, occupational safety and health and is not engaged in any unfair labor practices. PWT is in compliance with the Immigration Reform and Control Act of 1986. Except as disclosed in Schedule 5.17, PWT has no employment agreements.

5.18 Condition of Premises. All real property leased by PWT is in good condition and repair, ordinary wear and tear excepted.

5.19 No Distributor Agreements. Except as disclosed to and acknowledged by Buyer in writing prior to the Closing, PWT is not a party to, nor is the property of PWT bound by, any distributors’ or manufacturer’s representative or agency agreement.

5.20 Conflict of Interest Transactions. No past or present shareholder, director, officer or employee of PWT or any of their affiliates (i) is indebted to, or has any financial, business or contractual relationship or arrangement with PWT, or (ii) has any direct or indirect interest in any property, asset or right which is owned or used by PWT or pertains to the business of PWT with the exception of office space and facilities, owned by Stevens, and leased by PWT.

5.21 Litigation. There is no action, suit, proceeding, dispute, litigation, claim, complaint or, to the knowledge of Seller, investigation by or before any court, tribunal, governmental body, governmental agency or arbitrator pending or threatened against or with respect to PWT which (i) if adversely determined would have a material adverse effect on the business, condition, assets, operations or prospects of PWT, or (ii) challenges or would challenge any of the actions required to be taken by PWT under this Agreement. There exists no basis for any such action, suit, proceeding, dispute, litigation, claim, complaint or investigation.

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5.22 Non-Contravention. Neither (a) the execution and delivery of this Agreement, nor (b) the performance of this Agreement will: (i) contravene or result in a violation of any of the provisions of the organizational documents of PWT; (ii) contravene or result in a violation of any resolution adopted by the members or directors of PWT; (iii) result in a violation or breach of, or give any person the right to declare (whether with or without notice or lapse of time) a default under or to terminate, any material agreement or other instrument to which PWT is a party or by which PWT or any of its assets are bound; (iv) give any person the right to accelerate the maturity of any indebtedness or other obligation of PWT; (v) result in the loss of any license or other contractual right of PWT; (vi) result in the loss of, or in a violation of any of the terms, provisions or conditions of, any governmental license, permit, authorization or franchise of PWT; (vii) result in the creation or imposition of any lien, charge, encumbrance or restriction on any of the assets of PWT; (viii) result in the reassessment or revaluation of any property of PWT by any taxing authority or other governmental authority; (ix) result in the imposition of, or subject PWT to any liability for, any conveyance or transfer tax or any similar tax; or (x) result in a violation of any law, rule, regulation, treaty, ruling, directive, order, arbitration award, judgment or decree to which PWT or any of its assets or any limited liability interests are subject.

5.23 Approvals. PWT has provided Buyer with a complete and accurate list of all jurisdictions in which PWT is authorized to do business along with the documentation evidencing such authorization. No authorization, consent or approval of, or registration or filing with, any governmental authority is required to be obtained or made by PWT in connection with the execution, delivery or performance of this Agreement, including the conveyance to Buyer of the Business.

5.24 Brokers. PWT has not agreed to pay any brokerage fees, finder’s fees or other fees or commissions with respect to the Transaction, and no person is entitled, or intends to claim that it is entitled, to receive any such fees or commissions in connection with such transaction.

5.25 Special Government Liabilities. PWT has no existing or pending liabilities, obligations or deferred payments due to any federal, state or local government agency or entity in connection with its business or with any program sponsored or funded in whole or in part by any federal, state or local government agency or entity, nor are the PWT Shareholder or Seller aware of any threatened action or claim or any condition that could support an action or claim against PWT or the Business for any of said liabilities, obligations or deferred payments.

5.26 Sales and EBITDA. PWT’s total sales for the year ended December 31, 2014 were in excess of $6,204,000 and EBITDA (defined below) was approximately $1,171,000. The PWT Shareholder and the Seller have estimated in good faith that PWT’s total sales for the twelve (12) months ending December 31, 2015 will be approximately $5,300,000 and EBITDA will be approximately $985,000. The foregoing estimates shall in no event be construed as a guaranty or warranty of future performance. For purposes of this Agreement, “EBITDA” means, for the relevant time period, earnings before interest, taxes, depreciation and amortization, determined in accordance with generally accepted accounting principles, as consistently applied by PWT, plus (i) all out of pocket costs and expenses incurred by PWT in connection with the Transaction, (ii) all cash and non-cash compensation expenses and distributions to any of the PWT Shareholder, excluding reasonable salary and benefits paid to the PWT Shareholder in his capacity as CEO of the Seller, (iii) any extraordinary, unusual or non-recurring or non-cash amounts paid or payable for capital expenditures, and (iv) any extraordinary, unusual or non-recurring employee bonuses or similar compensation relating to the Transaction.

5.27 Working Capital. Immediately prior to the Closing, PWT’s cash and cash equivalent balance shall not be less than $120,000. PWT represents that this cash balance should be a reasonable amount, based on historical operations, for the business of PWT to operate sustainably after Closing.

5.28 Full Disclosure. Neither this Agreement (including the exhibits hereto) nor any statement, certificate or other document delivered to Buyer by or on behalf of PWT contains any untrue statement of a material fact or omits to state a material fact necessary to make the representations and other statements contained herein and therein not misleading.

5.29 Tax Advice. The PWT Shareholder and Seller hereby represent and warrant that they have sought their own independent tax advice regarding the Transaction and neither the PWT Shareholder nor Seller have relied on any representation or statement made by Buyer or its representatives regarding the tax implications of such transactions.

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5.30 Acknowledgement of Risks. The PWT Shareholder hereby represents and warrants that he has conducted a thorough review of Buyer’s public reports and financial statements filed by it with the Securities and Exchange Commission, and have had an opportunity to ask questions of and to receive additional information from representatives of Buyer. The PWT Shareholder acknowledges that there are substantial risks associated with owning the Series B Preferred Stock and Buyer’s common stock into which it is convertible, including but not limited to (i) those risk factors specifically disclosed to the PWT Shareholder in writing by Buyer, a copy of which has been delivered to the PWT Shareholder, (ii) Buyer may default on the Series B Preferred Stock and the price of its common stock may decline, (iii) the transferability of Buyer’s common stock is restricted by applicable federal and state securities laws as well as by the terms of this Agreement and the Series B Preferred Stock, and may be impaired by a lack of trading volume, and (iv) those additional risks described in public reports filed by Buyer with the Securities and Exchange Commission. The PWT Shareholder is acquiring the Series B Preferred Stock for investment for their own respective accounts only and not with a view to, or for resale in connection with, any distribution thereof. The PWT Shareholder represents and warrants that he is a sophisticated, knowledgeable and experienced in making investments of this kind and is capable of evaluating the risks and merits of acquiring the Series B Preferred Stock.

6. Representations and Warranties of Buyer.

Buyer represents and warrants to the PWT Shareholder and Seller as follows:

6.1 Power and Authority; Binding Nature of Agreement. Buyer has full power and authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by Buyer have been duly authorized by all necessary action on its part. Assuming that this Agreement is a valid and binding obligation of the other party hereto, this Agreement is a valid and binding obligation of Buyer.

6.2 Approvals. No authorization, consent or approval of, or registration or filing with, any governmental authority or any other person is required to be obtained or made by Buyer in connection with the execution, delivery or performance of this Agreement.

6.3 Good Standing. Buyer (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized, (ii) has all necessary power and authority to own its assets and to conduct its business as it is currently being conducted, (iii) is duly qualified or licensed to do business and is in good standing in every jurisdiction (both domestic and foreign) where such qualification or licensing is required, (iv) has the full right, corporate power and authority to enter into this Agreement and to perform its obligations hereunder; (v)

6.4 Authority. The execution of this Agreement by the individual whose signature is set forth at the end of this Agreement, and the delivery of this Agreement by Buyer, have been duly authorized by all necessary corporate action on the part of Buyer;

6.5 Representations True on Closing Date. The representations and warranties of Buyer set forth in this Agreement are true and correct on the date hereof, and will be true and correct on the Closing Date as though such representations and warranties were made as of the Closing Date.

6.6 Non-Contravention. The execution, delivery and performance of this Agreement by Buyer will not violate, conflict with, require consent under or result in any breach or default under (i) any of Buyer’s organizational documents (including its Articles of Incorporation and By-laws), (ii) any applicable Law or (iii) with or without notice or lapse of time or both, the provisions of any material contract or agreement to which Buyer is a party or to which any of its material assets are bound (the “Buyer Contracts”).

6.7 Material Compliance. Buyer is in material compliance with all applicable Laws and Buyer Contracts relating to this Agreement, and the operation of its business.

6.8 Full Disclosure. Neither this Agreement (including the exhibits hereto) nor any statement, certificate or other document delivered to Seller by or on behalf of Buyer contains any untrue statement of a material fact or omits to state a material fact necessary to make the representations and other statements contained herein and therein not misleading.

7. Conditions to Closing.

7.1 Conditions Precedent to Buyer’s Obligation to Close. Buyer’s obligation to close the transaction as contemplated in this Agreement is conditioned upon the occurrence or waiver by Buyer of the following:

(a) The PWT Shareholder has delivered an updated list of assets and liabilities that is accurate and complete as of not more than five (5) business days prior to the Closing.

(b) All representations and warranties of the PWT Shareholder and Seller made in this Agreement or in any exhibit or schedule hereto delivered by the PWT Shareholder and Seller shall be true and correct as of the Closing Date with the same force and effect as if made on and as of that date.

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(c) The PWT Shareholder and Seller shall have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing Date.

(d) Buyer must be satisfied in its sole and absolute discretion with its due diligence of the PWT Shareholder and Seller.

(e) Buyer shall have received a report from the Secretary of State for Texas showing the existence or absence of liens, financing statements and other encumbrances recorded against any of the Assets, dated not more than five (5) days prior to the Closing, and such report shall be satisfactory to Buyer in its sole and absolute discretion.

7.2 Conditions Precedent to the PWT Shareholder and Seller’s Obligation to Close. The PWT Shareholder and Sellers’ obligation to close the transaction as contemplated in this Agreement is conditioned upon the occurrence or waiver by the PWT Shareholder of the following:

(a) All representations and warranties of Buyer made in this Agreement or in any exhibit hereto delivered by Buyer shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of that date.

(b) Buyer shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by Buyer prior to or at the Closing Date.

(c) Buyer shall have executed and delivered an Employment Agreement to Stevens.

(d) Seller must be satisfied in its sole and absolute discretion with its due diligence of the Buyer.

(e) Seller shall have reviewed the Buyer’s public filings in EDGAR to Seller’s satisfaction in its sole and absolute discretion.

8. Survival of Representations and Warranties.

All representations and warranties made by each of the Parties hereto will survive the Closing for eighteen (18) months after the Closing Date, or longer if expressly and specifically provided in the Agreement. PWT and the PWT Shareholder will have joint and several liability under this Agreement, except for the covenant not to compete in Section 3.1 of this Agreement or where otherwise expressly and specifically provided in this Agreement.

9. Indemnification.

9.1 Indemnification by the PWT Shareholder. The PWT Shareholder agrees to indemnify, defend and hold harmless Buyer and its affiliates against any and all claims, demands, losses, costs, expenses, obligations, liabilities and damages, including interest, penalties and reasonable attorney’s fees and costs (“Losses”), incurred by Buyer or any of its affiliates arising, resulting from, or relating to any and all liabilities of PWT incurred prior to the Closing Date or relating to the Assets prior the Closing Date, any misrepresentation of a material fact or omission to disclose a material fact made by the PWT Shareholder or Seller in this Agreement, in any exhibits to this Agreement or in any other document furnished or to be furnished by PWT or Sellers under this Agreement, or any breach of, or failure by the PWT Shareholder or Seller to perform, any of their representations, warranties, covenants or agreements in this Agreement or in any exhibit or other document furnished or to be furnished by the PWT Shareholder or Seller under this Agreement.

9.2 Indemnification by Buyer. Buyer agrees to indemnify, defend and hold harmless the PWT Shareholder and Seller arising, resulting from, or relating to any misrepresentation of a material fact or omission to disclose a material fact made by the Buyer in this Agreement, in any exhibits to this Agreement or in any other document furnished or to be furnished by the Buyer under this Agreement, or any breach of, or failure by Buyer to perform, any of its representations, warranties, covenants or agreements in this Agreement or in any exhibit or other document furnished or to be furnished by Buyer under this Agreement.

9.3 Procedure for Indemnification Claims.

(a) Whenever any parties become aware that a claim (an “Underlying Claim”) has arisen entitling them to seek indemnification under Section 9 of this Agreement, such parties (the “Indemnified Parties”) shall promptly send a notice (“Notice”) to the parties liable for such indemnification (the “Indemnifying Parties”) of the right to indemnification (the “Indemnity Claim”); provided, however, that the failure to so notify the Indemnifying Parties will relieve the Indemnifying Parties from liability under this Agreement with respect to such Indemnity Claim only if, and only to the extent that, such failure to notify the Indemnifying Parties results in the forfeiture by the Indemnifying Parties of rights and defenses otherwise available to the Indemnifying Parties with respect to the Underlying Claim. Any Notice pursuant to this Section 9.3(a) shall set forth in reasonable detail, to the extent then available, the basis for such Indemnity Claim and an estimate of the amount of damages arising therefore.

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(b) If an Indemnity Claim does not result from or arise in connection with any Underlying Claim or legal proceedings by a third party, the Indemnifying Parties will have thirty (30) calendar days following receipt of the Notice to issue a written response to the Indemnified Parties, indicating the Indemnifying Parties’ intention to either (i) contest the Indemnity Claim or (ii) accept the Indemnity Claim as valid. The Indemnifying Parties’ failure to provide such a written response within such thirty (30) day period shall be deemed to be an acceptance of the Indemnity Claim as valid. In the event that an Indemnity Claim is accepted as valid, the Indemnifying Parties shall, within fifteen (15) business days thereafter, pay Losses incurred by the Indemnified Parties in respect of the Underlying Claim in cash by wire transfer of immediately available funds to the account or accounts specified by the Indemnified Parties. To the extent appropriate, payments for indemnifiable Losses made pursuant to this Agreement will be treated as adjustments to the Purchase Price.

(c) In the event an Indemnity Claim results from or arises in connection with any Underlying Claim or legal proceedings by a third party, the Indemnifying Parties shall have fifteen (15) calendar days following receipt of the Notice to send a Notice to the Indemnified Parties of their election to, at their sole cost and expense, assume the defense of any such Underlying Claim or legal proceeding; provided that such Notice of election shall contain a confirmation by the Indemnifying Parties of their obligation to hold harmless the Indemnified Parties with respect to Losses arising from such Underlying Claim. The failure by the Indemnifying Parties to elect to assume the defense of any such Underlying Claim within such fifteen (15) day period shall entitle the Indemnified Parties to undertake control of the defense of the Underlying Claim on behalf of and for the account and risk of the Indemnifying Parties in such manner as the Indemnified Parties may deem appropriate, including, but not limited to, settling the Underlying Claim. The parties controlling the defense of the Underlying Claim shall not, however, settle or compromise such Underlying Claim without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed. The non-controlling parties shall be entitled to participate in (but not control) the defense of any such action, with their own counsel and at their own expense.

(d) The Indemnifying Parties and the Indemnified Parties will cooperate reasonably, fully and in good faith with each other, at the sole expense of the Indemnifying Parties subject to the last sentence of Section 9.3(c) of this Agreement, in connection with the defense, compromise or settlement of any Underlying Claim including, without limitation, by making available to the other parties all pertinent information and witnesses within their reasonable control.

(e) Basket; Limitations on Indemnification; Calculation of Losses.

(i) Basket. A Buyer Indemnified Party shall not be entitled to make a claim for indemnification for any Losses arising out of Section 9.1 until the aggregate amount of all claims for Losses which arise out of Section 9.1 exceeds ten thousand dollars ($10,000) (the “Basket”). In the event the aggregate amount of such Losses exceeds the Basket, then the Seller shall indemnify such Buyer Indemnified Party with respect to the amount of all Losses exceeding the amount of the Basket.

(ii) Seller’s and PWT Shareholder Cap. The maximum aggregate liability of the Seller and PWT Shareholder, collectively, under Section 8.2(a) for all Losses shall be an amount equal to the Purchase Price actually received by such Seller or PWT Shareholder (the “Seller’s Cap”).

(iii) Exclusions from the Basket and Seller’s Cap. Notwithstanding the foregoing, the following Losses shall not be subject to the provisions of the Basket and the Seller’s Cap and a Buyer Indemnified Party shall be entitled to indemnification with respect to such Losses in accordance with this Article 9 as though the Basket and the Seller’s Cap were not a part of this Agreement:

(1)               Losses relating to, caused by or resulting from the breach of any of the Seller’s and/or PWT Shareholder’s representations and warranties as a result of fraud or intentional misrepresentation; and

(2)               Losses relating to, caused by or resulting from the breach of any ongoing covenant of the Seller or PWT Shareholder.

9.4 Recovery Losses for which a Buyer Indemnified Party may be entitled to recover pursuant to this Article 9 shall be offset by the pro rata cancellation of Series B Preferred Shares held by the PWT Shareholder at the face value of each share, if any, against any Seller or PWT Shareholder in accordance with this Article 9. Except for specific performance and injunctive relief, the indemnification obligations and procedures set forth in this Article 9 shall be the sole and exclusive remedy for liabilities arising out of this Agreement and the transactions contemplated hereby.

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10. Injunctive Relief.

10.1 Damages Inadequate. Each party acknowledges that it would be impossible to measure in money the damages to the other party if there is a failure to comply with any covenants and provisions of this Agreement, and agrees that in the event of any breach of any covenant or provision, the other party to this Agreement will not have an adequate remedy at law.

10.2 Injunctive Relief. It is therefore agreed that the other party to this Agreement who is entitled to the benefit of the covenants and provisions of this Agreement which have been breached, in addition to any other rights or remedies which they may have, will be entitled to immediate injunctive relief to enforce such covenants and provisions, and that in the event that any such action or proceeding is brought in equity to enforce them, the defaulting or breaching party will not urge a defense that there is an adequate remedy at law.

11. Further Assurances.

Following the Closing, each party shall furnish to the other party such instruments and other documents as the party may reasonably request for the purpose of carrying out or evidencing the transactions contemplated hereby.

12. Fees and Expenses.

Each party hereto shall pay all fees, costs and expenses that it incurs in connection with the negotiation and preparation of this Agreement and in carrying out the transactions contemplated hereby (including, without limitation, all fees and expenses of its counsel and accountant).

13. Waivers.

If any party at any time waives any rights hereunder resulting from any breach by the other party of any of the provisions of this Agreement, such waiver is not to be construed as a continuing waiver of other breaches of the same or other provisions of this Agreement. Resort to any remedies referred to herein will not be construed as a waiver of any other rights and remedies to which such party is entitled under this Agreement or otherwise.

14. Successors and Assigns.

Each covenant and representation of this Agreement will inure to the benefit of and be binding upon each of the Parties, their personal representatives, assigns and other successors in interest.

15. Entire and Sole Agreement.

This Agreement constitutes the entire agreement between the Parties and supersedes all other agreements, representations, warranties, statements, promises and undertakings, whether oral or written, with respect to the subject matter of this Agreement. This Agreement may be modified or amended only by a written agreement signed by all Parties to this Agreement. The Parties acknowledge that as of the date of the execution of this Agreement, any and all other agreements, either written or verbal, regarding the substance of this Agreement will be terminated and be of no further force or effect.

16. Governing Law.

This Agreement will be governed by the laws of California without giving effect to applicable conflict of law provisions. With respect to any litigation arising out of or relating to this Agreement, each party agrees that it will be filed in and heard by the state or federal courts with jurisdiction to hear such suits located in Santa Barbara County, California.

17. Counterparts.

This Agreement may be executed simultaneously in any number of counterparts, each of which counterparts will be deemed to be an original, and such counterparts will constitute but one and the same instrument.

18. Assignment.

Except in the case of an affiliate of Buyer, this Agreement may not be assignable by any party without prior written consent of the other Parties.

19. Remedies.

Except as otherwise expressly provided herein, none of the remedies set forth in this Agreement are intended to be exclusive, and each party will have all other remedies now or hereafter existing at law, in equity, by statute or otherwise. The election of any one or more remedies will not constitute a waiver of the right to pursue other available remedies.

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20. Section Headings.

The section headings in this Agreement are included for convenience only, are not a part of this Agreement and will not be used in construing it.

21. Severability.

In the event that any provision or any part of this Agreement is held to be illegal, invalid or unenforceable, such illegality, invalidity or unenforceability will not affect the validity or enforceability of any other provision or part of this Agreement.

22. Notices.

Each notice or other communication hereunder must be in writing and will be deemed to have been duly given on the earlier of (i) the date on which such notice or other communication is actually received by the intended recipient thereof, or (ii) the date five (5) days after the date such notice or other communication is mailed by registered or certified mail (postage prepaid) to the intended recipient at the following address (or at such other address as the intended recipient will have specified in a written notice given to the other Parties hereto):

If to the PWT Shareholder and Seller:

Progressive Water Treatment, Inc.

P.O. Box 774,

McKinney, TX 75070

Attn: Marc Stevens, President

Telephone: (972) 562-3002

If to Buyer:

OriginClear, Inc.

5645 West Adams Blvd

Los Angeles, CA 90016

Attention: T. Riggs Eckelberry, CEO

Telephone: (877) 999- 6645

23. Publicity.

Except as may be required in order for a party to comply with applicable laws, rules, or regulations or to enable a party to comply with this Agreement, or necessary for Buyer to prepare and disseminate any private or public placements of its securities or to communicate with its stakeholders, no press release, notice to any third party or other publicity concerning the Transaction will be issued, given or otherwise disseminated without the prior approval of each of the Parties hereto.

[Signatures on following page.]

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IN WITNESS WHEREOF, this Agreement has been entered into as of the date first above written.

PWT:	Progressive Water Treatment, Inc.

	By:	/s/ Marc Stevens
Marc Stevens, President

PWT Shareholder:

	By:	/s/ Marc Stevens
Marc Stevens, Individually

Company:	ORIGINCLEAR, INC., a Nevada corporation

	By:	/s/ T. Riggs Eckelberry
T. Riggs Eckelberry, Chief Executive Officer

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 EXHIBIT A

[RESERVED]

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EXHIBIT B

Certificate of Designation

CERTIFICATE OF DESIGNATION

OF

ORIGINCLEAR, INC.

1. The name of the corporation is OriginClear, Inc. (the “Corporation”).

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

Section 1. Series B Preferred Stock. This series of the Corporation’s Preferred Stock shall be designated "Series B Preferred Stock". The number of shares constituting the Series B Preferred Stock shall be Ten Thousand (10,000) shares. The total face value of this entire series is One Million Five Hundred Thousand Dollars ($1,500,000). Each share of Series B Preferred Stock shall have a stated face value of One Hundred Fifty Dollars ($150) (“Stated Value”). The Stated Value for each share of Series B Preferred Stock is convertible into shares of Common Stock of the Corporation at a conversion price of Three Cents ($0.03) per share (“Conversion Price”), as adjusted in accordance with Section 3 below. The Series B Preferred Stock shall have the rights, preferences and privileges set forth below:

Section 2. Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holder of each outstanding share of the Series B Preferred Stock shall be entitled to receive, out of the assets of the Corporation available for distribution to its shareholders upon such liquidation, whether such assets are capital or surplus of any nature, an amount equal to One Hundred Fifty Dollars ($150.00) for each such share of the Series B Preferred Stock (as adjusted for any combinations, consolidations, stock distributions or stock dividends with respect to such shares), plus all dividends, if any, declared and unpaid thereon as of the date of such distribution, before any payment shall be made or any assets distributed to the holders of the Common Stock.

(a)	If the assets to be distributed pursuant to Section 2 above to the holders of the Series B Preferred Stock shall be insufficient to permit the receipt by such holders of the full preferential amounts aforesaid, then all of such assets shall be distributed among such holders of Series B Preferred Stock ratably in accordance with the number of such shares then held by each such holder.
(b)	The sale of all or substantially all of the Corporation’s assets, any consolidation or merger of the Corporation with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Corporation immediately prior to such consolidation, merger or reorganization, own less than fifty percent (50%) of the Corporation’s voting power immediately after such consolidation, merger or reorganization, or any transaction or series of related transactions to which the Corporation is a party in which in excess of fifty percent (50%) of the Corporation’s voting power is transferred, excluding any consolidation or merger effected exclusively to change the domicile of the Corporation, shall be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 2.

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Section 3. Conversion. The Series B Preferred Stock shall be subject to conversion into Common Stock upon the following terms and conditions:

(a)	Timing of Conversion.
(i)	Conversion by the Holder. The shares of Series B Preferred Stock held by any holder may be converted in Common Stock as set forth herein, at the option of the holder according to the following schedule (“Conversion Schedule”): one-third (1/3) of the shares received by the holder may be converted beginning one (1) year after the first date on which a share of Series B Preferred Stock was issued (the “Original Issue Date”); one-third (1/3) of such shares may be converted beginning two (2) years after the Original Issue Date; and the remaining one-third (1/3) of such shares may be converted beginning three years after the Original Issue Date. Notwithstanding the foregoing schedule, holders of Series B Preferred Stock may convert their shares into Common Stock effective immediately prior to the sale of all or substantially all of the Corporation’s assets.
(ii)	Conversion at the Option of the Corporation. Prior to any event described in Section 2(b), above, the Corporation may, at its sole option, by written notice given to the holders of the Series B Preferred Stock, cause to have such holder’s shares of Series B Preferred Stock converted into Common Stock, with such conversion being deemed to have occurred immediately prior to the closing of such event.
(iii)	Modification of Conversion Schedule. If, within three (3) years after the Original Issue Date, the holder voluntarily resigns his employment with the Corporation, or is terminated for Cause, as defined in any written agreement between the holder and the Corporation, the Corporation may, at its sole option, change the Conversion Schedule to the following: one-fifth (1/5) of the shares received by the holder may be converted beginning one (1) year after the first date on which a share of Series B Preferred Stock was issued (the “Original Issue Date”); one-fifth (1/5) of such shares may be converted beginning two (2) years after the Original Issue Date; one-fifth (1/5) of such shares may be converted beginning three (3) years after the Original Issue Date; one-fifth (1/5) of such shares may be converted beginning four (4) years after the Original Issue Date; and the remaining one-fifth (1/5) of such shares may be converted beginning five (5) years after the Original Issue Date.
(b)	Mechanics of Conversion.
(i)	Voluntary Conversion. As a condition to any conversion of shares of the Series B Preferred Stock pursuant to Section 3(a)(i) above, the holder of the shares to be converted shall surrender the certificate or certificates therefor, duly endorsed, at the principal office of the Corporation or of any transfer agent for such stock, and shall deliver a written notice to the Secretary of the Corporation at the Corporation's principal office stating the number of such shares of the Series B Preferred Stock to be converted (the “Conversion Notice”). Promptly thereafter, the Corporation shall issue and deliver to such holder a certificate for the number of shares of the Common Stock to which such holder shall be thereby entitled. In addition, if less than all the shares represented by such certificate(s) are surrendered for conversion, the Corporation shall issue and deliver to such holder a new certificate for the balance of the shares of Series B Preferred Stock not so converted. The effective date of such conversion shall be the close of business on the later of the date on which a proper notice is received by the Secretary of the Corporation or the date the duly endorsed certificate(s) is (are) received by the Corporation or the transfer agent, and the person or persons entitled to receive the shares of the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares on such effective date.

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(ii)	Conversion at the Option of the Corporation. In the case of conversion pursuant to Section 3(a)(ii) above, every outstanding share of the Series B Preferred Stock shall be converted automatically without any further action by the holder of such share and whether or not the certificate representing such share shall be surrendered to the Corporation or the transfer agent for such stock; provided, however, that the Corporation shall not be obligated to issue a certificate evidencing the shares of the Common Stock issuable upon such conversion unless the certificate evidencing such share of the Series B Preferred Stock shall be surrendered at the principal office of the Corporation or at the principal office of such transfer agent. Upon such surrender, the Corporation shall promptly issue and deliver to such holder a certificate for the number of shares of the Common Stock to which such holder shall be thereby entitled. The effective date of such conversion shall be the close of business on the date of the occurrence of the event described in Section 3(a)(ii) above. The person or persons entitled to receive the shares of the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares on such effective date.
(c)	Adjustment to Conversion Price. If, on the date of any Conversion Notice,, the Market Price of the Corporation’s Common Stock, defined below, is less than the Conversion Price, then the Conversion Price shall be adjusted to the lower Market Price, for that conversion. The number of shares of Common Stock issuable for each share of converted Series B Preferred Stock shall be calculated by dividing the Stated Value by the Market Price. For the purposes of this paragraph, the Market Price shall be defined as the average of the closing trade prices of the twenty-five (25) days prior to the date of the Conversion Notice.
(d)	Adjustments to Conversion Price for Stock Dividends, Consolidations and Subdivisions. In case the Corporation at any time after the first issuance of a share of the Series B Preferred Stock shall declare or pay on the Common Stock any dividend in shares of Common Stock, or effect a subdivision of the outstanding shares of the Common Stock into a greater number of shares of the Common Stock (by reclassification or otherwise than by payment of a dividend payable in shares of the Common Stock), or shall combine or consolidate the outstanding shares of the Common Stock into a lesser number of shares of the Common Stock (by reclassification or otherwise), then, and in each such case, the Conversion Price (as previously adjusted) in effect immediately prior to such declaration, payment, subdivision, combination or consolidation shall, concurrently with the effectiveness of such declaration, payment, subdivision, combination or consolidation, be proportionately adjusted.
(e)	Adjustments for Reclassifications and Certain Reorganizations. In case the Corporation at any time after the first issuance of a share of the Series B Preferred Stock shall reclassify or otherwise change the outstanding shares of the Common Stock, whether by capital reorganization, reclassification or otherwise, or shall consolidate with or merge with or into any other corporation where the Corporation is not the surviving corporation but not otherwise, then, and in each such case, each outstanding share of the Series B Preferred Stock shall, immediately after the effectiveness of such reclassification, other change, consolidation or merger, be convertible into the type and amount of stock and other securities or property which the holder of that number of shares of the Common Stock into which such share of the Series B Preferred Stock would have been convertible pursuant to Section 3(c) above immediately before the effectiveness of such reclassification, other change, consolidation or merger would be entitled to receive in respect of such shares of the Common Stock as the result of such reclassification, other change, consolidation or merger.
(f)	Fractional Shares. No fractional shares of the Common Stock shall be issuable upon the conversion of shares of the Series B Preferred Stock and the Corporation shall pay the cash equivalent of any fractional share upon such conversion.

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Section 4. Notices. Any notice required by the provisions of this Certificate of Designation to be given to holders of shares of the Series B Preferred Stock shall be deemed given three days following the date on which mailed by certified mail, return receipt requested, postage prepaid, addressed to such holder at the address last appearing on the books of the Corporation for such holder or given by such holder to the Corporation for the purpose of notice, or if no such address appears or is so given, at the principal office of the Corporation, or upon personal delivery to the aforementioned address.

Section 5. Voting Rights. Subject to Section 7 below, the holders of the Series B Preferred Stock shall be entitled to vote with holders of Common Stock on all corporate actions, including the election of the Corporation’s directors. The holders of the Series B Preferred Stock shall be entitled to cast one vote for each share of Series B Preferred Stock owned by the holder.

Section 6. Protective Provisions. So long as any shares of the Series B Preferred Stock shall remain outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock voting together as a class:

(a)	alter or change the rights, preferences or privileges of the shares of the Series B Preferred Stock so as to affect materially and adversely such shares; or
(b)	create any new class of shares having preference over the Series B Preferred Stock.

Section 7. Status of Converted Stock. In the event any shares of the Series B Preferred Stock shall be converted pursuant to Section 3 above, the shares so converted shall be cancelled and shall revert to the Corporation's authorized but unissued Preferred Stock.

Section 8. Transferability. The Series B Preferred Stock shall not be transferable, except provided that in the event of the death of a holder of shares of the Series B Preferred Stock, to the heirs or estate of such person.

Section 9. Redemption.

(a) If, within three (3) years after the Original Issue Date, the holder voluntarily resigns his employment with the Corporation, or is terminated for Cause, as defined in any written agreement between the holder and the Corporation, the Corporation may, at its sole option, within ninety (90) days after such termination, redeem such holder’s Series B Preferred Stock.

(b) The Corporation shall effect any such redemption by paying in cash in exchange for the shares of Series B Preferred to be redeemed a sum equal to One Hundred Fifty ($150) per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like) plus accrued and unpaid dividends with respect to such shares. The total amount to be paid for the Series B Preferred is hereinafter referred to as the “Redemption Price”, and the date of such payment is hereinafter referred to as the “Redemption Date.” At least thirty (30) days but no more than sixty (60) days prior to a Redemption Date, the Corporation shall send a notice (a “Redemption Notice”) to all holder(s) of Series B Preferred to be redeemed setting forth (A) the Redemption Price for the shares to be redeemed; and (B) the place at which such holders may obtain payment of the Redemption Price upon surrender of their share certificates. If the Corporation does not have sufficient funds legally available to redeem all shares to be redeemed at the Redemption Date, then it shall redeem such shares pro rata (based on the portion of the aggregate Redemption Price payable to them) to the extent possible and shall redeem the remaining shares to be redeemed as soon as sufficient funds are legally available.

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(d) On or after a Redemption Date, each holder of shares of Series B Preferred to be redeemed shall surrender such holder’s certificates representing such shares to the Corporation in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by such certificates are redeemed, a new certificate shall be issued representing the unredeemed shares. From and after such Redemption Date, unless there shall have been a default in payment of the Redemption Price or the Corporation is unable to pay the Redemption Price due to not having sufficient legally available funds, all rights of the holder of such shares as holder of Series B Preferred (except the right to receive the Redemption Price without interest upon surrender of their certificates), shall cease and terminate with respect to such shares; provided that in the event that shares of Series B Preferred are not redeemed due to a default in payment by the Corporation or because the Corporation does not have sufficient legally available funds, such shares of Series B Preferred shall remain outstanding and shall be entitled to all of the rights and preferences provided herein.

(e) The conversion rights (as set forth in Section 3) for such Series B Preferred shall terminate at the close of business on the fifth (5th) day preceding the Redemption Date, unless default is made in payment of the Redemption Price.

3. Effective date of filing: Immediate.

4. Signature:

By:_____________________

T. Riggs Eckelberry, President

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EXHIBIT C

Employment Agreement

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made as of the [Closing Date] 2015, by and between Progressive Water Treatment, Inc., a Texas corporation, (the “Company”, which is a wholly owned subsidiary of OriginClear, Inc., a Nevada corporation (“OriginClear”), and Marc Stevens, an individual (“Employee”), and is made with respect to the following facts:

 R E C I T A L S

A. The Company and the Employee wish to ensure that the Company will receive the benefit of Employee’s loyalty and service during Employee’s tenure and that the Employee will be appropriately treated and compensated for services rendered.

B. The parties have entered into this Agreement for the purpose of setting forth the terms of employment of the Employee by the Company.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, THE PARTIES HERETO AGREE AS FOLLOWS:

1.                  Employment of Employee and Duties. The Company hereby hires Employee and Employee hereby accepts employment upon the terms and conditions described in this Agreement. The Employee shall be the Chief Executive Officer of the Company, with the responsibility for the day-to-day management of the Company’s operations. Subject to (a) the general supervision of the board of directors of the Company (the “Board of Directors”), and (b) the Employee’s duty to report to the Board of Directors periodically, as specified by them from time-to-time, Employee shall have all of the authority to perform his employment duties for the Company.

2.                  Time and Effort. Employee agrees to devote his full working time and attention to the management of the Company’s business affairs, the implementation of its strategic plan, as determined by the Board of Directors, and the fulfillment of his duties and responsibilities as Chief Executive Officer. Expenditure of a reasonable amount of time for personal matters and business and charitable activities shall not be deemed to be a breach of this Agreement, provided that those activities do not materially interfere with the services required to be rendered to the Company under this Agreement.

3.                  The Company’s Authority. Employee agrees to comply with the Company’s reasonable rules and regulations as adopted by the Company’s Board of Directors regarding performance of his duties, and to carry out and perform those orders, directions and policies established by the Company with respect to his engagement. Employee shall promptly notify the Company’s Board of Directors of any objection he has to the Board’s directives and the reasons for such objection.

4.                  Noncompetition by Employee. Employee is subject to noncompetition obligations pursuant to Section 3.1 of that certain Share Exchange Agreement, dated as of July 31, 2015, by and among Progressive Water Treatment, Inc., a Texas corporation, Employee and OriginClear. Upon the expiration of the term of those obligations, and if Employee is then employed by the Company, then thereafter and throughout the remaining term of this Agreement, Employee shall not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder (in a private company), corporate officer, director, or in any other individual or representative capacity, engage or participate in any business that is in direct competition with the business of the Company or its affiliates. Furthermore, any commissions, referral fees or other compensation paid to Employee by other payors during the term of this Agreement will be the property of the Company, and therefore, all such compensation will promptly be remitted by Employee to the Company.

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5.                   Term of Agreement. Subject to earlier termination as provided herein, the term of this Agreement shall be for three (3) years. Notwithstanding the foregoing, the Company and Employee agree that Employee’s employment hereunder may be terminated by the Employee resigning with or without “Good Reason” or by the Company’s declaration of termination with or without “Cause” at any time, subject to the terms of this Section 5 and Section 6. Such termination shall be effective upon delivery of written notice from the acting party to the other of its election to terminate employment pursuant to this Section 5. “Cause” when used in connection with the termination of employment with the Company, shall mean the termination of the Employee’s employment by the Company by reason of (i) Employee’s material breach of any of this Agreement which breach, if curable, is not cured within thirty (30) days of written notice to Employee of such breach; (ii) the conviction of, or the entering of a guilty plea or no contest plea by, the Employee for a crime involving moral turpitude by a court of competent jurisdiction; (iii) the commission by the Employee of an act of fraud upon the Company or any of its affiliates; (iv) the misappropriation of any funds or property of the Company or any of its affiliates by the Employee; (v) the failure by the Employee to perform material duties reasonably assigned to him or otherwise assigned to and accepted by Employee, or to comply with any written Company policy after reasonable written notice and opportunity to cure such performance; (vi) the engagement by the Employee in any direct, material conflict of interest with the Company without compliance with the Company’s conflict of interest policy, if any, then in effect; or (vii) the engagement in any activity which would constitute a material violation of the provisions of the Company’s insider trading policy, if any, then in effect. Cause shall not be present unless (1) the Company shall have given Employee written notice specifying in reasonable detail the event or circumstances constituting Cause, and (2) Employee fails to cure such event or circumstances within forty-five (45) days from the date of such notice from the Company. “Good Reason” when used in connection with the resignation of employment from the Company by Employee, shall mean the resignation from the Company by Employee by reason of: (i) any breach by the Company with any of the material provisions of this Agreement, other than an isolated, insubstantial or inadvertent failure which is remedied by Company promptly after Company’s receipt of written notice thereof from Employee; (ii) a material diminution in Executive’s authorities, duties or responsibilities normally associated with Employee’s position or Employee is assigned duties and responsibilities that are inconsistent, in a material respect, with the scope of duties and responsibilities associated with Employee’s status as a senior executive officer; or (iii) a material breach by the Company of the Company’s Articles of Incorporation or By-laws if such breach would materially prejudice Employee. Good Reason shall not be present unless (1) Employee shall have given the Company written notice specifying in reasonable detail the event or circumstances constituting Good Reason, and (2) the Company fails to cure such event or circumstances within forty-five (45) days from the date of such notice from Employee.

6.                  Severance Benefits.

6.1 Continuation of Salary and Benefits. In the event that the Employee’s employment is terminated by the Company without Cause or by the Employee for Good Reason prior to the end of the initial term, the Company shall, subject to the terms of Sections 6.2 and 6.3 below, and only if and as long as Employee is not in breach of his obligations under this Agreement, pay compensation to Employee in the manner set forth below. If the Employee’s employment is terminated by the Company without Cause or by the Employee for Good Reason during the term of this Agreement, then the Company shall continue to pay to Employee his current base salary provided for under this Agreement in periodic payments in accordance with its customary payroll practices for a period of twelve (12) months or until the third (3rd) anniversary date of this Agreement whichever occurs first (the “Severance Payment Period”). If the Employee’s employment is terminated by the Company without Cause or by the Employee for Good Reason, the Company shall also continue to provide benefits in the kind and amounts provided to its employees generally throughout the Severance Payment Period, including continuation of any Company-paid benefits provided pursuant hereto, for the Employee and, if applicable, the Employee’s spouse and minor children, provided such benefits will be subject to immediate termination to the extent Employee receives benefits under another similar benefit plan. Employee agrees that the above payments shall be a full settlement of the Company’s obligations to Employee hereunder in the event of a termination without Cause or with Good Reason.

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6.2 Disability; Death. If at any time during the term of this Agreement, Employee is unable, due to physical or mental disability, to perform effectively his duties hereunder, the Company shall continue payment of compensation as provided in Section 9.1 during the first six (6) months of such disability to the extent not covered by the Company’s disability insurance policies. Upon the expiration of such six-month period, the Company, at its sole option, may continue payment of Employee’s salary for such additional periods as the Company elects, or may terminate this Agreement without any further obligations hereunder. If Employee should die during the term of this Agreement, Employee’s employment and the Company’s obligations hereunder shall terminate as of the end of the month in which Employee’s death occurs and there will be no salary and benefit continuation period. Employee shall be deemed to have incurred a disability if Employee suffers a physical or mental condition which (i) satisfies the definition of “total disability” in the Company’s disability insurance policies, or (ii) if no such policy or plan is then covering Employee, in the reasonable judgment of the Board of Directors, prevents Employee from engaging in any substantial gainful employment with the Company for a period of more than six (6) months.

6.3 Standstill Agreement; Lock-up Letters. So long as Employee is employed by the Company or receives severance compensation as provided in Section 6.1 above, Employee agrees that he will sign any reasonable securities lock-up letters, standstill agreements, or other similar documentation required by an underwriter in connection with a public offering of securities by the Company or its parent corporation or take other actions reasonably related thereto as requested by the Board of Directors under similar terms and conditions as for other management employees of the Company generally. Failure to take any such action shall be a “Cause” for termination and shall cause Employee to forfeit any further rights to compensation or other payments hereunder. In addition, Employee agrees that in such event the Company can seek and obtain specific performance of such covenant, including any injunction requiring execution thereof, and the Employee hereby appoints the then current president of the Company to sign any such documents on his behalf so long as such documents are prepared on the same basis as for other management shareholders generally.

6.4 Relocation or Material Changes in Duties. If Employee’s employment is terminated because of Employee’ refusal to relocate to another office of the Company that is more than fifty (50) statute miles from the Employee’s then current office, or to accept a material change in duties, such termination shall be deemed a termination without Cause.

7. Confidential Information: Nondisclosure Covenant.

7.1. Confidential Information. As used herein the term “Confidential Information” shall mean all customer and contract lists, records, financial data, trade secrets, business and marketing plans and studies, suppliers, investors, financing sources, manuals for employee and personnel policies, manufacturing and/or production manuals, computer programs and software, strategic plans, formulas, manufacturing and production processes and techniques (including without limitation types of machinery and equipment used together with improvements and modifications thereon), tools, applications for patents, designs, models, patterns, drawings, tracings, sketches, blueprints, and all other similar information developed and/or used by Company in the course of its business and which is not known by or readily available to the general public.

7.2 Nondisclosure Covenant. Employee acknowledges that, in the course of performing services for and on behalf of Company, Employee has had and will continue to have access to Confidential Information. Employee hereby covenants and agrees to maintain in strictest confidence all Confidential Information in trust for Company, its successors and assigns, and to disclose such information only on a “need-to-know” basis in furtherance and for the benefit of the Company’s business. During the period of Employee’s employment with Company and at any and all times following Employee’s termination of employment for any reason, including without limitation Employee’s voluntary resignation with or without Good Reason or involuntary termination with or without Cause, Employee agrees to not misappropriate, utilize for any purpose other than for the direct benefit of the Company, or disclose or make available to anyone outside Company’s organization, any Confidential Information or anything relating thereof without the prior written consent of Company, which consent may be withheld by Company for any reason or no reason at all.

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7.3 Return of Property. Upon Employee’s termination of his employment with Company for any reason, including without limitation Employee’s voluntary resignation with or without Good Reason or involuntary termination by the Company with or without Cause, Employee hereby agrees to immediately return to Company’s possession all copies of any writings, computer discs or equipment, drawings or any other information relating to Confidential Information which are in Employee’s possession or control. Employee further agrees that, upon the request of Company at any time during Employee’s period of employment with Company, Employee shall promptly return to Company all such copies of writings, computer discs or equipment, drawings or any other information relating to Confidential Information which are in Employee’s possession or control.

7.4 Rights to Inventions and Trade Secrets. Employee hereby assigns to Company all right, title and interest in and to any ideas, inventions, original works or authorship, developments, improvements or trade secrets which Employee solely or jointly has conceived or reduced to practice, or will conceive or reduce to practice, or cause to be conceived or reduced to practice during his employment with Company. All original works of authorship which are made by Employee (solely or jointly with others) within the scope of Employee’s services hereunder and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act.

8. Noninterference and Nonsolicitation Covenants. In further reflection of the Company’s important interests in its proprietary information and its trade, customer, vendor and employee relationships, Employee agrees that, during the thirty-six (36) month period following the termination of Employee’s employment with Company for any reason, including without limitation Employee’s voluntary resignation with or without Good Reason or involuntary termination by the Company with or without Cause, Employee will not directly or indirectly, for or on behalf of any person, firm, corporation or other entity, (a) interfere with any contractual or other business relationships that Company has with any of its customers, clients, service providers or materials suppliers as of the date of Employee’s termination of employment, or (b) solicit or induce any employee of Company to terminate his/her employment relationship with Company.

9. Compensation. During the term of this Agreement, the Company shall pay the following compensation to Employee:

9.1 Base Salary. The Company shall pay Employee an annual rate of base salary of ______________________ ($________________.00) (“Base Salary”) in periodic installments in accordance with the Company’s customary payroll practices, but no less frequently than monthly.

9.2 Annual Bonus. Any compensation bonuses to be paid to Employee will be mutually determined by the Company and OriginClear.

9.3 Equity Awards. During the term, Employee shall be eligible to participate in any Company incentive compensation plan, as determined by the Board of Directions, in its discretion.

9.4 Benefits. So long as Employee is employed by the Company, the Employee shall participate in any employee benefit plans sponsored by the Company generally for its employees serving in similar employment capacities as the Employee as determined from time to time by the Board of Directors or any compensation committee of the Board of Directors, if any, and on terms at least as favorable to Employee as are generally offered to other employees of the Company serving in a similar capacity.

10.              Office and Staff. In order to enable Employee to perform his obligations and duties pursuant to this Agreement, the Company agrees that it shall provide suitable office space for Employee in McKinney, Texas, or in another location mutually agreed upon, together with all necessary and appropriate supporting staff and secretarial assistance, equipment, stationery, books and supplies. Employee agrees that the office space and supporting staff presently in place is suitable for the purposes of this Agreement.

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11.              Reimbursement of Expenses. The Company shall reimburse Employee for the reasonable travel and other expenses incurred by Employee in connection with the performance of Employee’s duties and in accordance with the Company’s expense reimbursement policy. Employee’s pre-approved reimbursable expenses shall be paid by the Company in cash or check within a reasonable time after presentment by Employee of an itemized list of invoices sufficiently describing such expenses. All compensation provided in Sections 8 of this Agreement shall be subject to customary withholding tax and other employment taxes, to the extent required by law. Expense reimbursements will not be subject to withholding.

12.              Rights In And To Inventions And Patents.

12.1 Description of Parties’ Rights. The Employee agrees that with respect to any inventions made by him or the Company during the term of this Agreement, solely or jointly with others, (i) which are made with the Company’s equipment, supplies, facilities, trade secrets or time, or (ii) which relate to the business of the Company or the Company’s actual or demonstrably anticipated research or development, or (iii) which result from any work performed by the Employee for the Company, such inventions shall belong to the Company. The Employee also agrees that the Company shall have the right to keep such inventions as trade secrets, if the Company chooses.

12.2 Disclosure Requirements. For purposes of this Agreement, an invention is deemed to have been made during the term of this Agreement if, during such period, the invention was conceived or first actually reduced to practice. In order to permit the Company to claim rights to which it may be entitled, the Employee agrees to disclose to the Company in confidence the nature of all patent applications filed by the Employee during the term of this Agreement.

13.              Assignability of Benefits. Except to the extent that this provision may be contrary to law, no assignment, pledge, collateralization or attachment of any of the benefits under this Agreement shall be valid or recognized by the Company. Except as provided by law, payment provided for by this Agreement shall not be subject to seizure for payment of any debts or judgments against the Employee, nor shall the Employee have any right to transfer, modify, anticipate or encumber any rights or benefits hereunder.

14.              Notice. All notices and other communications required or permitted hereunder shall be in writing or in the form of email, facsimile or letter to be given only during the recipient’s normal business hours unless arrangements have otherwise been made to receive such notice outside of normal business hours, and can be mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand, messenger, email or facsimile (as provided above) addressed (a) if to the Employee, at the address for such Employee set forth on the signature page hereto or at such other address as such Employee shall have furnished to the Company in writing or (b) if to the Company, to its principal executive offices and addressed to the attention of the Chairman of the Board, or at such other address as the Company shall have furnished in writing to the Employee.

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In case of the Company:

Progressive Water Treatment, Inc.

C/O OriginClear, Inc.

5645 West Adams Blvd

Los Angeles, CA 90016

Attention: T. Riggs Eckelberry, CEO

Telephone: (877) 999-6645

In case of the Employee:

Marc Stevens

Progressive Water Treatment, Inc.

P.O. Box 774,

McKinney, TX 75070

Attn: Marc Stevens, President

Telephone: (972) 562-3002

15.              Attorneys’ Fees. In the event that any of the parties must resort to legal action in order to enforce the provisions of this Agreement or to defend such suit, the prevailing party shall be entitled to receive reimbursement from the non-prevailing party for all reasonable attorneys’ fees and all other costs incurred in commencing or defending such suit.

16.              Entire Agreement. This Agreement and the Share Exchange Agreement embody the entire understanding among the parties and merge all prior discussions or communications among them, and no party shall be bound by any definitions, conditions, warranties, or representations other than as expressly stated in this Agreement and the Merger Agreement or as subsequently set forth in a writing signed by the duly authorized representatives of all of the parties to this Agreement.

17.              No Oral Change; Amendment. This Agreement may only be changed or modified and any provision hereof may only be waived in writing signed by the party against whom enforcement of any waiver, change or modification is sought. This Agreement may be amended only in writing by mutual consent of the parties.

18.              Severability. In the event that any provision of this Agreement shall be void or unenforceable for any reason whatsoever, then such provision shall be stricken and of no force and effect. The remaining provisions of this Agreement shall, however, continue in full force and effect, and to the extent required, shall be modified to preserve their validity.

19.              Applicable Law. This Agreement shall be construed as a whole and in accordance with its fair meaning. This Agreement shall be interpreted in accordance with the laws of the State of California.

20.              Successors and Assigns. Each covenant and condition of this Agreement shall inure to the benefit of and be binding upon the parties hereto, their respective heirs, personal representatives, assigns and successors in interest. Without limiting the generality of the foregoing sentence, this Agreement shall be binding upon any successor to the Company whether by merger, reorganization or otherwise.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

COMPANY:	Progressive Water Treatment, Inc.
a Texas corporation

By:
T. Riggs Eckelberry

EMPLOYEE:	By:
Marc Stevens

Street Address

City, State and Zip Code

Telephone Number

Facsimile Number:

Email Address:

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